EXHIBIT 99.1

Edgewater Holds 2017 Annual Stockholders’ Meeting

WAKEFIELD, Mass., June 15, 2017 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (NASDAQ:EDGW), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, held its Annual Stockholders’ Meeting on June 14, 2017 in Wakefield, Massachusetts.

At the Annual Meeting, the Company’s stockholders were asked:

  To elect six directors to serve until the 2018 Annual Meeting of Stockholders;
  To approve the Edgewater Technology, Inc. 2017 Omnibus Incentive Plan (the “2017 Omnibus Plan”);
  To approve (on a non-binding advisory basis) named executive officer compensation;
  To approve (on a non-binding advisory basis) the frequency of holding a vote on named executive officer compensation;
  To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017; and
  To transact any other business that may properly come before the Annual Meeting.

The elected six board members include:

  Stephen Bova, an independent business consultant;
  Matthew Carpenter, Chairman and Chief Executive Officer of Vertical Knowledge, LLC;
  Frederick DiSanto, Chief Executive Officer of Ancora Advisors, LLC;
  Jeffrey Rutherford, Chairman, Interim President and Interim CEO of Edgewater;
  Timothy Whelan, Chief Executive Officer of Wireless Telecom Group, Inc.; and
  Kurtis Wolf, Managing Member and Chief Investment Officer of Hestia Capital Management, LLC.

Approximately 85% of all issued and outstanding shares were represented at the Annual Stockholders’ Meeting.

Additionally, stockholders approved the 2017 Omnibus Plan, approved the Company’s named executive officer compensation, approved a one year frequency for holding a vote on named executive officer compensation, and ratified the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

The Company’s next Annual Meeting is tentatively planned to be held in June 2018.

About Edgewater

Edgewater (NASDAQ:EDGW) helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

Company Contact:
Timothy R. Oakes
Chief Financial Officer
1-781-246-3343